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                                                                  EXHIBIT 3(i)





                           CERTIFICATE OF CORRECTION

                                      OF

                      RESTATED ARTICLES OF INCORPORATION

                                      OF

                      SOUTHERN CALIFORNIA EDISON COMPANY

                        as amended through June 1, 1993



ALAN J. FOHRER and BEVERLY P. RYDER certify that:

   1. They are the Executive Vice President and Chief Financial Officer and the Corporate Secretary, respectively, of SOUTHERN CALIFORNIA EDISON COMPANY.

   2. The name of the corporation is SOUTHERN CALIFORNIA EDISON COMPANY, and it is a California corporation.

   3. The instrument being corrected is Exhibit I to the "RESTATED ARTICLES OF INCORPORATION OF SOUTHERN CALIFORNIA EDISON COMPANY as amended through June 1, 1993." Said instrument was filed with the Secretary of State of the State of California on June 1, 1993.

   4. Paragraph "5" of the Certificate of Determination of Preferences of the $100 Cumulative Preferred Stock, 6.45% Series, which is
          Exhibit I to said Restated Articles of Incorporation, as corrected, should read as follows:
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BE IT FURTHER RESOLVED, that the dividend rate, redemption prices, rights and terms of redemption and the voluntary liquidation preferences of shares of such Series be and the same are hereby fixed, respectively, as follows:

   (A) The dividend rate of shares of such Series shall be six and 45/100 per centum (6.45%) per annum of the par value of the shares thereof. Dividends on shares of such Series, when and as declared, shall be payable quarterly on the last day of March, June, September and December, respectively, with the first such dividend payable on September 30, 1992.

   (B) The shares of such Series shall not be subject to redemption by this corporation prior to June 30, 2002.

   (C) The outstanding shares of such Series shall be mandatorily redeemed in whole and not in part on June 30, 2002, at the redemption price of $100.00 per share, together with an amount equal to all accumulated and unpaid dividends thereon to and including the date of redemption (this corporation's obligation above in this paragraph (C) being hereinafter referred to as the "Mandatory Redemption Obligation") in accordance with the provisions of the Articles of Incorporation.

   (D) In no event, so long as any shares of such Series shall be outstanding, shall any dividend, whether in cash or property, be paid or declared, nor shall any distribution be made, on any stock of this corporation ranking junior to shares of such Series as to payment of dividends or liquidation preferences nor shall any shares of such stock ranking junior to such Series be purchased, redeemed or otherwise acquired for value by this corporation, unless this corporation shall have redeemed, pursuant to paragraph (C) above, the shares of such Series required to have been theretofore redeemed pursuant to such paragraph (C). The provisions of this paragraph (D) shall in no manner limit the rights of holders of shares of such Series to otherwise enforce the Mandatory Redemption Obligation.

   (E) The liquidation preferences payable with respect to shares of such Series in the event of any voluntary liquidation, dissolution or winding up of the affairs of this corporation shall be $100.00 per share, together with an amount equal to all accumulated and unpaid dividends thereon to and including the date fixed for such distribution or payment.

   5. The Certificate of Determination of the $100 Cumulative Preferred Stock, 6.45% Series, which was filed as Exhibit I to the Restated Articles of Incorporation on June 1, 1993, was not the correct attachment. Paragraph "5" of the Certificate of Determination as corrected above, conforms the wording of Exhibit I to that which was adopted by the Board of Directors on July 7, 1992, and was previously filed with the Secretary of State on July 17, 1992.

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   6. This certificate does not alter the wording of any resolution or written consent adopted by the Board of Directors or the shareholders.


We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.




Date:  June 23, 1997                   ALAN J. FOHRER
                                       ----------------------------------
                                       ALAN J. FOHRER
                                       Executive Vice President and
                                       Chief Financial Officer


                                       BEVERLY P. RYDER
                                       ----------------------------------
                                       BEVERLY P. RYDER
                                       Corporate Secretary